Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA BRANDS REPORTS SECOND QUARTER 2010 RESULTS

Comparable income of $64 million or $1.40 per diluted share; U.S. GAAP $95 million or $2.06 per diluted share

Delivers strong North American results and return to profitability in Europe

CINCINNATI – July 29, 2010 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the second quarter 2010. All figures in this press release are for continuing operations, unless otherwise noted.

For the second quarter 2010, on a comparable basis, the company reported income from continuing operations of $64 million, or $1.40 per diluted share, versus income of $95 million, or $2.08 per diluted share, in 2009. On a GAAP basis, the company reported income from continuing operations of $95 million, or $2.06 per diluted share, which includes a gain of $32 million on the sale of 51 percent of Just Fruit in a Bottle, versus income of $89 million, or $1.95 per diluted share, in 2009. Net sales were $916 million, 4 percent lower than the prior year period. The comparable basis amounts exclude certain items described below under “Items affecting comparability.”

“As we expected, we regained profitability in Europe during the second quarter following the unusual weakness of the first quarter,” said Fernando Aguirre, chairman and chief executive officer. “Revitalizing Europe is our most important priority and we made solid progress executing a business improvement plan that includes improving pricing, capturing significant cost improvements and increasing distribution, as we leverage the strengths of our branded business. Meanwhile, we are reaping the rewards of having a diversified portfolio as our North American salad and banana businesses in the second quarter delivered the same profit level as last year, excluding our increased consumer marketing investment.”

Aguirre added, “We believe our diversification and profitable growth strategy will result in strong profitability for the full year. However, as we previously noted, a sustained, significant reduction in European exchange rates was not factored into our prior expectations. We are now adjusting our full-year comparable income estimate to $80 to $90 million, assuming these rates remain at lower levels than earlier this year. Even at the lower income estimate, 2010 will be one of our most profitable years in the last decade, despite the weak economic environment.”

2010 SECOND QUARTER SUMMARY

(The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.)

(in millions, except per share amounts)	Income (loss)		Income (loss) per diluted share[1]
	2010	2009	2010	2009

Comparable results (Non-GAAP)	$64	$95	$1.40	$2.08
European headquarters relocation	—	(4)	—	(0.09)
Incremental non-cash interest expense on Convertible Notes	(2)	(2)	(0.04)	(0.04)
Gain on sale of Just Fruit in a Bottle	32	—	0.71	—

Reported results (GAAP)	$95	$89	$2.06	$1.95

Columns may not total due to rounding.

[1]	Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Comparable Results: Quarterly sales decreased 4 percent year-over-year to $916 million due to lower volume of retail value-added salads in North America and lower banana pricing in the company’s core European markets. The company had comparable income of $64 million for the second quarter 2010 compared to $95 million in the year-ago period as a result of increased banana sourcing and fuel costs, lower banana pricing in the core European markets and increased consumer marketing investments in North America.

Cash, Debt and Liquidity: At June 30, 2010, cash and equivalents were $139 million and debt had decreased to $639 million. The company received $18 million in April from the sale of the company’s investment in Coast Citrus Distributors and an additional $18 million in May from the sale of a 51 percent interest in its Just Fruit in a Bottle business to Danone.

Banana Segment: Net sales for the segment decreased 2 percent to $547 million, principally as a result of lower pricing and volume in core European markets. Comparable operating income declined to $64 million, compared to $96 million in 2009, due to increased sourcing and fuel costs and in core European markets, lower average local pricing versus the record levels experienced during the prior year. In Europe, volume comparisons improved as the quarter progressed as demand returned to more normal levels. The company recognized a $12 million receivable and corresponding cost reduction in the second quarter 2010 related to the implementation of the EU tariff rate reduction, which became effective on June 9, 2010 and is retroactive to December 15, 2009. In North America, the company sustained similar profit margins as in 2009, before increased consumer marketing investments, on stronger prices and volume.

Salads and Healthy Snacks Segment: Net sales decreased 6 percent to $288 million, due to lower volumes in retail value-added salads. Comparable operating income remained flat at $30 million, as the company benefited from $7 million of lower costs, primarily from improved network efficiencies, offsetting lower volume as a result of retailer conversions to private label products at the beginning of the year. In addition, the company invested $4 million more in consumer marketing than in the-year-ago period.

2010 OUTLOOK

Despite a slow first half, particularly in Europe, the company continues to expect to deliver strong profitability for the full-year 2010, with a full-year comparable income target of $80 to $90 million. For the full-year 2010, the company expects revenues to be down slightly. These expectations assume a sustained reduction in European exchange rates, which since late June have averaged 13 percent below second half 2009 levels. As previously noted, the company also expects that the quarterly flow of earnings will differ from 2009, as second half results are expected to be more favorable in comparison to the 2009 period, particularly in the fourth quarter.

Industry supplies in Latin America have tightened, helping to restore the balance of supply and demand in the market. In Europe, the company has made and expects to continue making progress in implementing its business improvement plan to improve pricing, execute significant cost improvements and increase distribution. Included in these expected costs reductions are significantly lower surplus fruit costs resulting from the restructuring of purchased fruit contracts and lower European tariff cost, which will mitigate the expected increase in fuel and purchased fruit costs versus 2009. Additionally, the Just Fruit in a Bottle joint venture with Danone will improve reported results in the second half of the year.

In North America, the company expects continued strong performance in bananas and has executed sustainable cost reductions, such as improved network and manufacturing efficiencies, in salads. The company expects to improve its full-year 2010 value-added salad operating margin to approximately 8 percent, even with the increased investment in consumer marketing and innovation which is expected to strengthen its long-term competitive position by extending consumer loyalty and preference for its branded products. The company is also focused on opportunities to increase long-term profitable retail salad volumes to offset lower year-on-year retail salad volumes in 2010.

The company’s expectations of comparable results exclude any unforeseen weather or event risks; further major currency fluctuations; the $32 million gain on the deconsolidation and sale of 51 percent of Just Fruit in a Bottle; and $8 million of non-cash interest expense on the Convertible Notes, all of which will be reported in the company’s U.S. GAAP results.

The following chart summarizes the quarterly results and management’s estimates of certain key items for 2010:

(in millions)	Q1 2010 Actual	Q2 2010 Actual	FY 2010 Estimate
Capital Expenditures	$7	$9	$70-80
Depreciation & Amortization	$14	$15	$60-63
Gross Interest Expense [1]	$14	$14	$55-57
Net Interest Expense [1]	$13	$13	$48-51

[1]

Interest expense includes the impact of adoption in 2009 of an accounting standard that changed the method used to account for the company’s Convertible Notes, which adds non-cash interest expense of $7 million for the full year 2009 and will be $8 million for the full year 2010.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio web cast is available at www.chiquitabrands.com and a replay will be available until August 12. Toll-free telephone access will be available by dialing 1-888-359-3610 in the United States and +719-457-2629 from international locations and providing the conference code 8410160. To access the telephone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the confirmation code 8410160.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company’s results and to provide more meaningful year-over-year comparisons of the company’s financial performance, as well as the measures that management uses to evaluate the company’s performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are described below in “Items affecting comparability.” Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

Second Quarter 2010 & 2009 Items

•

European Headquarters Relocation: In the fourth quarter of 2008, the company committed to relocate its European headquarters in order to optimize its long-term tax structure. The relocation resulted in one-time costs of approximately $19 million; $12 million was recognized in 2009, including $4 million recorded in the second quarter. Restructuring related costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

•

Incremental non-cash interest expense on Convertible Notes: In 2009, the company retrospectively adopted a new accounting standard related to its convertible debt instruments, which increases the amount of reported GAAP interest expense on its $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis the company excludes the additional non-cash interest expense that results from the application of the standard. Such higher non-cash interest expense was $2 million for both quarters ended June 30, 2010 and 2009, respectively, was $7 million for the full year 2009, and will be $8 million for the full year 2010.

•

Gain on Deconsolidation and Sale of Just Fruit in a Bottle: As previously disclosed, the company entered into a joint venture with Danone S.A. to market fruit beverages based on Chiquita’s Just Fruit in a Bottle® platform in Europe. Upon closing in May 2010, the company sold 51 percent of its Just Fruit in a Bottle business to Danone for €15.0 million ($18 million) and deconsolidated Just Fruit in a Bottle, accounting for its remaining 49 percent investment using the equity method. The gain on the sale and deconsolidation of Just Fruit in a Bottle was $32 million, which includes a $15 million gain related to fair value remeasurement of the retained 49 percent investment in Just Fruit in a Bottle on the closing date.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of $3.5 billion, Chiquita employs approximately 21,000 people and has operations in nearly 80 countries worldwide. For more information, please visit our corporate web site at www.chiquitabrands.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements, including in the “2010 Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT — SECOND QUARTER

(Unaudited – in millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$916	$952	$1,725	$1,794

Operating expenses:
Cost of sales	738	746	1,444	1,456
Selling, general and administrative	91	88	171	171
Depreciation	12	13	24	26
Amortization	3	3	5	5
Equity in earnings of investees	(2)	(10)	(2)	(16)
Deconsolidation and sale of Just Fruit in a Bottle	(32)	—	(32)	—
European headquarters relocation	—	4	—	9

	810	843	1,610	1,651

Operating income	107	109	114	142

Interest income	1	1	3	2
Interest expense	(14)	(16)	(29)	(32)
Other income[1]	3	—	3	—

Income from continuing operations before taxes	97	94	92	113
Income tax expense[1,2]	(3)	(5)	(3)	(1)

Income from continuing operations	95	89	89	112
Loss from discontinued operations[3]	—	—	(3)	—

Net income	$95	$89	$85	$112

Basic earnings per share:
Continuing operations	$2.11	$2.00	$1.97	$2.52
Discontinued operations	—	—	(0.07)	—

	$2.11	$2.00	$1.90	$2.52

Diluted earnings per share:
Continuing operations	$2.06	$1.95	$1.95	$2.46
Discontinued operations	—	—	(0.07)	—

	$2.06	$1.95	$1.88	$2.46

Shares used to calculate basic earnings per share	44.9	44.5	44.9	44.5
Shares used to calculate diluted earnings per share	45.9	45.5	45.4	45.5

Columns may not total due to rounding.

[1]	Other income relates to the resolution of a claim related to a non-income tax refund. An offsetting $1 million of related expense is included in “Income tax expense.”
[2]

“Income tax expense” includes $1 million of benefits in both the second quarters of 2010 and 2009, due to the resolution of tax contingencies in various jurisdictions. “Income tax expense” includes $2 million and $8 million of benefits for the six months ended June 30, 2010 and 2009, respectively. The benefits in 2010 relate to a release of a foreign valuation allowance; in 2009, $4 million of benefits were from the sale of the company’s operations in the Ivory Coast. Both years included resolution of tax contingencies in various jurisdictions.

[3]	Loss from discontinued operations relates to potential indemnification obligations for tax liabilities of Atlanta AG.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS — SECOND QUARTER

(Unaudited – in millions, except for percentages and exchange rates)

	Quarter Ended June 30,		Percent Change Increase (Decrease)		Six Months ended June 30,		Percent Change Increase (Decrease)
	2010	2009	vs. 2009		2010	2009	vs. 2009

Net sales by segment
Bananas	$547	$557	(1.8)%		$1,023	$1,042	(1.8)%
Salads and Healthy Snacks	288	305	(5.6)%		547	586	(6.8)%
Other Produce	82	90	(9.4)%		155	166	(6.5)%

Total net sales	$916	$952	(3.7)%		$1,725	$1,794	(3.8)%

Comparable segment operating income (loss) [1]
Bananas	$64	$96	(33.4)%		$68	$136	(50.0)%
Salads and Healthy Snacks	30	30	(0.1)%		50	43	16.3%
Other Produce	1	5	(72.2)%		3	7	(54.9)%
Corporate	(21)	(18)	16.6%		(39)	(38)	2.6%

Total operating income	$74	$113	(34.2)%		$82	$148	(44.7)%

Comparable operating margin by segment
Bananas	11.7%	17.2%	(5.5	) pts	6.6%	13.4%	(6.8	) pts
Salads and Healthy Snacks[2]	10.3%	9.7%	0.6	pts	9.1%	7.3%	1.8	pts
Other Produce	1.7%	5.6%	(3.9	) pts	2.1%	4.4%	(2.3	) pts

SG&A as a percent of sales	9.9%	9.3%	0.6	pts	9.9%	9.6%	0.3	pts

Company banana sales volume (40 lb. boxes)
North America	16.6	16.1	3.1%		31.5	31.2	1.0%
Europe & Middle East
Core European markets[3]	11.2	11.8	(5.1)%		21.5	23.6	(8.9)%
Mediterranean & Middle East	4.9	4.8	2.1%		9.9	8.1	22.2%

Banana Pricing
North America			6.3%				5.2%
Core European markets[3]
U.S. Dollar			(11.4)%				(8.6)%
Local			(6.6)%				(8.4)%
Mediterranean & Middle East			(4.3)%				(8.5)%

Fresh Express-branded retail value-added salads
Volume (12-count cases)	15.1	17.1	(11.7)%		29.4	33.2	(11.4)%
Pricing[4]			0.7%				0.5%

Euro average exchange rate, spot (dollars per euro)	$1.28	$1.35	(5.2)%		$1.34	$1.33	0.8%

Euro average exchange rate, hedged (dollars per euro)	$1.33	$1.34	(0.7)%		$1.37	$1.35	1.5%

Columns may not total due to rounding.

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in the text of this press release under the heading titled “Items affecting comparability.”

[2]

Excluding $7 million and $8 million of sales of Just Fruit in a Bottle in the second quarters of 2010 and 2009, respectively, and operating losses of $1 million and $6 million in these periods, segment operating margin in the second quarters of 2010 and 2009 was 10.9 percent and 11.9 percent, respectively. Excluding $13 million and $14 million of sales of Just Fruit in a Bottle for YTD, 2010 and 2009, respectively, and operating losses of $3 million and $9 million in these periods, operating margin YTD 2010 and 2009 was 9.9 percent and 9.0 percent, respectively.

[3]	The company’s core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

[4]	Pricing is for Fresh Express-branded products only, and includes fuel surcharges.

Exhibit C:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE — FAVORABLE (UNFAVORABLE)

2010 vs. 2009

(Unaudited – in millions)

	Q2	YTD
Currency Impact (Euro/Dollar)
Revenue	$(12)	$(0)
Local Costs	2	(2)
Hedging[1]	10	5
Balance sheet translation[2]	(2)	(5)

Net European currency impact	$(3)	$(2)

Columns may not total due to rounding.

[1]	Hedging benefits were $8 million in the second quarter of 2010 and $2 million of costs in second quarter of 2009. Hedging benefits for YTD 2010 were $9 million compared to $4 million for YTD 2009.
[2]

Balance sheet translation for the second quarter of 2010 was a loss of $2 million compared to a loss of less than $1 million in the second quarter of 2009. Balance sheet translation for YTD 2010 was a loss of $7 million compared to a loss of $1 million for YTD 2009.